SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement.

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).

☒	Definitive proxy statement.

☐	Definitive additional materials.

☐	Soliciting material pursuant to § 240.14a-11(c) of § 240.14a-12.

Antares Pharma, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

ANTARES PHARMA, INC.

707 Eagleview Boulevard, Suite 414

Exton, Pennsylvania 19341

March 27, 2006

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Antares Pharma, Inc., to be held at 10:00 a.m., local time, on Thursday, May 4, 2006, in the Fall Creek Room of The Cornell Club, located at 6 East 44th Street, New York, New York 10017. The phone number for The Cornell Club is 212-986-0300 and the website address is www.cornellclubnyc.com.

The Secretary’s Notice of Annual Meeting and the Proxy Statement that appear on the following pages describe the matters scheduled to come before the meeting. At the meeting, I will report on our company’s performance during the past year, as well as other current items of interest to our stockholders. In addition, certain members of our Board of Directors and management team, as well as representatives of KPMG LLP, our independent registered public accounting firm, will be available to answer your questions. Following the formal meeting our operating management team will make a presentation on our products, pipeline and technologies.

I hope you will join us at the Annual Meeting of Stockholders, but I know that every stockholder may not be able to do so. Whether or not you plan to attend, please complete and return your signed proxy card as soon as possible. If you attend the meeting, you may withdraw any proxy previously given and vote your shares in person at the meeting.

On behalf of our Board of Directors and our employees, thank you for your continued support of and interest in Antares Pharma, Inc.

Sincerely,

Jack E. Stover
Chief Executive Officer

ANTARES PHARMA, INC.

707 Eagleview Boulevard, Suite 414

Exton, Pennsylvania 19341

NOTICE IS HEREBY GIVEN of the Annual Meeting of Stockholders of Antares Pharma, Inc., a Delaware corporation.

Date & Time:	Thursday, May 4, 2006, at 10:00 a.m. local time

Place:	The Cornell Club
Fall Creek Room
6 East 44th Street
New York, New York 10017
Phone: 212-986-0300
www.cornellclubnyc.com

Items of Business:	1.	To elect two members to the Company’s Board of Directors for a term of three years.

	2.	To adopt the 2006 Equity Incentive Plan and funding of such plan with 2,500,000 available shares.

	3.	To ratify and approve the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2006.

	4.	To transact other business that may properly come before the meeting.

Record Date:	All stockholders of record as of the close of business on Thursday, March 17, 2006, will be entitled to vote at the Annual Meeting of Stockholders.

Your attention is directed to the enclosed proxy statement. Whether or not you intend to attend the Annual Meeting of Stockholders, please complete, sign and return the proxy card in the enclosed, postage prepaid and addressed envelope.

By order of the Board of Directors,

Robert F. Apple
Secretary

March 27, 2006

PROXY STATEMENT OF

ANTARES PHARMA, INC.

707 Eagleview Boulevard, Suite 414

Exton, Pennsylvania 19341

Annual Meeting of Stockholders to be held

May 4, 2006

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Antares Pharma, Inc., to be used at our Annual Meeting of Stockholders to be held on Thursday, May 4, 2006. This proxy statement is first being sent to stockholders on or about March 27, 2006. The Board of Directors recommends that stockholders vote in favor of Items 1, 2, and 3. Each stockholder who signs and returns a proxy card in the form enclosed with this proxy statement may revoke the same at any time prior to use by giving notice of such revocation to us in writing prior to the meeting or in person at the Annual Meeting of Stockholders. Unless so revoked, the shares represented by such proxy will be voted at the Annual Meeting of Stockholders and at any adjournment thereof in the manner specified. Presence at the meeting of a stockholder who has signed a proxy does not alone revoke the proxy. If no direction is made, the proxy will be voted in favor of Items 1, 2, and 3, each of which are discussed below. Only stockholders of record at the close of business on Friday, March 17, 2006, will be entitled to vote at the Annual Meeting of Stockholders or any adjournment thereof. As of March 3, 2006, there were 52,707,640 shares of our common stock issued and outstanding.

Each item of business to be presented at the Annual Meeting of Stockholders must be approved by the affirmative vote of the holders of a majority of the shares present, in person or by proxy, and entitled to vote on that item of business. Votes cast by proxy or in person at the Annual Meeting of Stockholders will be tabulated by the election inspector appointed for the meeting, and such inspector will determine whether a quorum is present. The election inspector will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and in tabulating votes cast on proposals presented to stockholders for a vote, but as unvoted for purposes of determining the approval of the matter from which the stockholder abstains. Consequently, an abstention will have the same effect as a negative vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to such matter.

Proposal No. 1

ELECTION OF DIRECTORS

Our Bylaws provide that the number of directors that constitute our Board of Directors shall be fixed from time to time by the Board of Directors and that directors shall be divided into three classes of as nearly equal size as possible. Our Board of Directors has set the number of directors at seven. The members of each class are elected to serve a three-year term, and the terms of each class are staggered. The terms of Jack E. Stover and Anton Gueth will expire at the 2006 Annual Meeting of Stockholders, the terms of Dr. Jacques Gonella, Thomas J. Garrity and Dr. Rajesh C. Shrotriya will expire at the 2007 Annual Meeting of Stockholders, and the term of Dr. Paul K. Wotton will expire at the 2008 Annual Meeting of Stockholders. We currently have one vacant seat on our Board of Directors. Our Board of Directors is evaluating candidates for the vacant seat and expects to appoint someone to fill the seat at a later time. Proxies can only be voted for or withheld for the named nominees and cannot be voted in connection with the vacant seat

Our Board of Directors nominates the persons named below for election as directors. Our Board of Directors recommends a vote FOR the election of the nominees.

The accompanying proxy will be voted in favor of the election of the following nominees as directors, unless the stockholder giving the proxy indicates to the contrary on the proxy. All nominees have agreed to stand for election at the Annual Meeting of Stockholders. If any nominee is not available as a candidate for director at the time of the Annual Meeting, the proxies will be voted for another nominee designated by our Board of Directors to fill such vacancy, unless the stockholder giving the proxy indicates to the contrary on the proxy.

The affirmative vote of the holders of a majority of the voting power of the outstanding shares of our common stock entitled to vote on the election of directors and present, in person or by proxy, at the Annual Meeting of Stockholders is required to elect the nominees named below.

Nominees to be elected at the 2006 Annual Meeting of Stockholders and to serve until the 2009 Annual Meeting of Stockholders

Jack E. Stover	Age 53

Mr. Stover joined Antares Pharma as President and Chief Operating Officer in July 2004 and was appointed Chief Executive Officer and a member of our Board of Directors in September 2004. Prior to joining Antares Pharma, Mr. Stover was Executive Vice President and CFO of Sicor, Inc., a public injectable pharmaceutical company which was acquired by Teva Pharmaceuticals. Prior to Sicor, Mr. Stover was Executive Vice President for a proprietary women’s drug company, Gynetics, Inc., and before Gynetics, he was Senior Vice President for B. Braun Medical, Inc., a private global medical device and product company. For more than five years, Mr. Stover was a partner with PricewaterhouseCoopers, working in their Lifescience industry division and is a C.P.A. Mr. Stover is also a director of Arbios Systems, Inc. and PDI, Inc.

Anton Gueth	Age 49

Mr. Gueth joined our Board of Directors in October 2003 and serves as Chairman of our Compensation Committee and as a member of our Audit Committee. His career includes nearly 19 years with Eli Lilly and Company, most recently as Director of Alliance Management. He also served as General Manager of Lilly’s African and Middle Eastern operations; Vice President of Financial Planning and Treasury of PCS Health Systems; Managing Director of Lilly’s Saudi Arabia, Gulf and Yemen operations, as well as other sales, marketing and financial positions. Mr. Gueth earned a Masters Degree in agricultural economics from the Justus Liebig University in Giessen, Germany, as well as a Masters Degree in public affairs from Indiana University. Mr. Gueth is currently President of Gueth Consulting, which focuses on business development and alliance management in the pharmaceutical industry.

Directors Whose Terms Continue Until the 2007 Annual Meeting of Stockholders

Dr. Jacques Gonella	Age 64

Dr. Gonella has served as the Chairman of our Board of Directors since January 2001. He is currently President of JG Consulting AG. Dr. Gonella was the founder of Permatec (a Swiss company that was merged with Medi-Ject, Inc., to form Antares Pharma, Inc.) and served as the Chairman of the Board of Directors of Permatec since its founding in June 1997. Prior to founding Permatec, Dr. Gonella founded JAGO Pharma AG in 1983 and served as its President and Chief Executive Officer until its acquisition in May 1996 by SkyePharma, PLC, a United Kingdom company listed on the London Stock Exchange and quoted on Nasdaq. Prior to the founding of JAGO, Dr. Gonella occupied various positions with F. Hoffman-La Roche Ltd. and Pfizer Inc. between 1968 and 1979. Dr. Gonella currently also sits on the boards of directors of several private pharmaceutical companies and pharmaceutical investment funds. He holds a doctorate in analytical chemistry from the Polytechnic Institute of Lausanne, Switzerland.

Thomas J. Garrity	Age 57

Mr. Garrity joined our Board of Directors in October 2003 and serves as Chairman of our Audit Committee and a member of our Compensation Committee. He was Executive Vice President and Chief Financial Officer for PCS Health Systems, a provider of managed pharmaceutical care, from 1994 to 2000. He played a key role during its subsequent integration with Advance Paradigm, Inc. and became Executive Vice President of Financial Operations for the resultant entity, AdvancePCS, a provider of health improvement solutions. Prior to that, Mr. Garrity held various positions at Eli Lilly and Company, including Director of Public Policy Planning and Development; Director of Corporate Financial Planning; and other international, marketing and financial positions. Mr. Garrity holds an S.B. degree from the Massachusetts Institute of Technology in aerospace engineering and an MBA in finance from the University of Chicago. He is currently a private investor and consultant.

Dr. Rajesh C. Shrotriya	Age 61

Dr. Shrotriya joined our Board of Directors on April 13, 2004 and is a member of our Compensation Committee. Dr. Shrotriya is the Chairman, Chief Executive Officer and President

of Spectrum Pharmaceuticals, Inc., a specialty pharmaceutical company focused on the in-licensing, clinical development and commercialization of oncology and generic drugs. In September 2000, Dr. Shrotriya joined NeoTherapeutics, Inc., as President and Chief Operating Officer, and in August 2002, he was appointed Chief Executive Officer. In this capacity, he spearheaded major changes in business strategy and coordinated the structural reorganization of NeoTherapeutics, culminating in the formation of Spectrum Pharmaceuticals, Inc. Prior to that, Dr. Shrotriya was Executive Vice President and Chief Scientific Officer for SuperGen, Inc., and Vice President, Medical Affairs and Vice President, Chief Medical Officer of MGI Pharma, Inc. For 18 years he held various positions at Bristol-Myers Squibb Company, the most recent being Executive Director Worldwide CNS Clinical Research. Dr. Shrotriya has also held various positions at Hoechst Pharmaceuticals and was an attending physician and held a courtesy appointment at St. Joseph Hospital in Stamford, Connecticut. Dr. Shrotriya received a Bachelor of Medicine and Bachelor of Surgery degree at the Armed Forces Medical College in Poona, India; a post-graduate diploma in Chest Diseases from Delhi University; and a post-graduate M.D. degree from the Grant Medical College in Bombay, India. He also received a certificate for Advanced Biomedical Research Management from Harvard University.

Directors Whose Term Continues Until the 2008 Annual Meeting of Stockholders

Dr. Paul K. Wotton	Age 45

Dr. Wotton was appointed to the Board of Directors of Antares Pharma in August 2004 and is a member of our Audit Committee. Dr. Wotton is President and CEO of Topigen Pharmaceuticals, Inc., a biotechnology company based in Montreal, Canada that is focused on developing novel therapeutics for the treatment of respiratory diseases. Dr. Wotton possesses over twenty years of experience in the pharmaceutical industry. Prior to joining Topigen, he was Head of Global Business Development at SkyePharma, a United Kingdom company listed on the London Stock Exchange and quoted on Nasdaq. Dr. Wotton also previously served as Vice President of Corporate Development for Eurand and Vice President of Business Development for Penwest Pharmaceuticals Co. He earned a Bachelor in Pharmacy degree from the University of London, an MBA from Kingston Business School and a Ph.D. in pharmaceutical science from the University of Nottingham. Dr. Wotton is a member of the Royal Pharmaceutical Society and the Licensing Executives Society and the BIOTECanada Emerging Companies Advisory Board.

Meetings and Committees of our Board

Our Board of Directors met 7 times during 2005 and acted by written action one time during the same period. Our Board of Directors has an Audit Committee and a Compensation Committee. During 2005, all of our current directors attended at least 75% of the aggregate number of meetings of the Board of Directors and of the Committees on which they served. Our Directors are invited, but are not required, to attend our Annual Meetings of Stockholders. Last year all of our directors attended the Annual Meeting of Stockholders.

The Audit Committee consisted of Thomas J. Garrity, Anton Gueth and James L. Clark, until Mr. Clark resigned in April 2005 at which time Dr. Paul K. Wotton was appointed as a member. With Mr. Garrity acting as Chairman, this Committee met, either telephonically or in person, 11 times during 2005. The Audit Committee reviews the results and scope of the audit and other services provided by our independent registered public accounting firm, as well as our accounting principles and systems of internal controls, and reports the results of its review to, or holds concurrent meetings with, the full Board of Directors. Our Board of Directors has determined that Mr. Garrity meets the requirements of a financial expert, as that term is defined in Item 401 of Regulation S-K under the Securities Act of 1933, as amended. Additionally, our Board has determined that Mr. Garrity is independent, as defined in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended, and that each of the members of our Audit Committee is “independent” within the meaning of Section 121(A) of the American Stock Exchange listing standards.

The Compensation Committee, consisted of James L. Clark, Anton Gueth and Thomas J. Garrity with Mr. Clark acting as Chairman until Mr. Clark resigned in April 2005, at which time Dr. Rajesh C. Shrotriya was appointed as a member and Mr. Gueth was appointed Chairman. This committee met 5 times during 2005. The Compensation Committee makes recommendations concerning executive salaries and incentive compensation for employees and administers the 1993 Stock Option Plan. Our Board of Directors as a whole administers our 1996 Incentive and Stock Option Plan, our 2001 Incentive Stock Option Plan for Employees, our 1998 Stock Option Plan for Non-Employee Directors and our 2001 Stock Option Plan for Non-Employee Directors and Consultants.

Our Board does not have a standing nominating committee. Our Board of Directors has determined by resolution that all nominees to its Board of Directors will be selected or recommended for the Board’s selection by a majority of the independent members of the Board of Directors as required by Section 804 of the American Stock Exchange Company Guide. The Board has determined that this is appropriate given the size of the current Board, the number of independent directors and the existing commitments of those independent directors to other Board committees. Our Board has not adopted minimum qualifications for director candidates. Instead, in evaluating potential director candidates, the Board takes into account a wide variety of factors including each candidate’s suitability, professional qualifications and expertise in relation to the composition and performance of the Board as a whole. The Board considers recommendations from nominations from a wide variety of sources, including members of our Board, business contacts, our legal counsel, community leaders and members of our management.

The Board will also consider candidates for nomination recommended by a stockholder. The procedures for nominating directors, other than by the Board of Directors, are set forth in the Bylaws. Nominations for the election of directors, other than by the Board of Directors, must be made by a stockholder entitled to vote for the election of directors by giving timely written notice to the Secretary of the Company at the Company’s principal office. To be timely, a stockholder’s notice shall be delivered to the Secretary not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s Annual Meeting; provided, however, that in the event that the date of the Annual Meeting is advanced by more than 30 days before or delayed by more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such Annual Meeting and not later than the close of business on the later of the 90th day prior to such Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Such stockholder’s notice shall set forth as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner, and the class and number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner. If a stockholder fails to comply with the above provisions, then the Chairman of the meeting may declare that the nomination was not made in accordance with the procedures prescribed by the Bylaws and the defective nomination may be disregarded. Subject to compliance with statutory or regulatory requirements, our Board does not expect that candidates recommended by stockholders will be evaluated in a different manner than other candidates.

Communicating with Our Board of Directors

You may communicate in writing with any or all of our Directors via U.S. mail addressed to Antares Pharma, Inc., c/o Corporate Secretary, 707 Eagleview Boulevard, Suite 414, Exton, Pennsylvania 19341. Our Corporate Secretary will review and summarize all communications received for the purpose of expediting director review of matters communicated and will forward correspondence directly to the directors as appropriate.

Compensation of Directors

Under the Directors’ Compensation Plan, effective July 2004 to December 31, 2005, all non-employee directors received an initial grant of 20,000 shares of the Company’s common stock on the day they were elected and/or appointed to the Board of Directors, an annual grant of an option to purchase 20,000 shares of common stock, an annual retainer of $15,000 for all members, an additional annual retainer for Committee Chairs of $5,000, and an additional annual retainer of $25,000 for the Board Chairman. The non-employee directors also received payments of $400 to $1,200 for each meeting, depending on the type of meeting held and whether in person or telephonic.

During 2005, we utilized a comprehensive independent human resource consulting firm to analyze the compensation packages for our directors, including annual cash payments, meeting fees, and equity grants. This study noted that the annual retainer paid to our directors is near the 50th percentile for our peer group, but that meeting fees and equity grants to our directors are below the 50th percentile for our peer group. As a result, we revised the Directors’ Compensation Plan, effective January 1, 2006, such that all non-employee directors receive an initial grant of 20,000 shares of the Company’s common stock on the day they are elected and/or appointed to the Board of Directors, an annual grant of an option to purchase 30,000 shares of common stock, an annual retainer of $15,000 for all members, an additional annual retainer for Committee Chairs of $7,000, and an additional annual retainer of $25,000 for the Board Chairman. The non-employee directors also receive payments of $1,500 for each Board meeting and $1,000 for each Committee meeting.

All directors are reimbursed for expenses actually incurred in attending meetings of the Board of Directors and its committees.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee had, during 2005, any relationship or transaction with us that is required to be reported under Item 402(j) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

Proposal No. 2

APPROVAL OF THE ADOPTION OF THE 2006 EQUITY INCENTIVE PLAN

Summary of Proposal

On January 25, 2006, the Board of Directors approved the adoption of the 2006 Equity Incentive Plan (the “2006 Plan”) subject to shareholder approval.

The Board of Directors approved the Plan in order to enable the Company to continue to retain and attract existing and future directors, officers, employees and consultants through grants of incentive and nonqualified stock options, restricted stock and restricted stock units and performance awards. Pursuant to the terms of the Plan, 2,500,000 shares of Common Stock are authorized to be issued. Presently there are only 496,905 available to be issued to existing and future employees under the 2001 Incentive Stock Option Plan and 939,273 shares of Common Stock available to be issued to existing and future non-employee directors and consultants under the 2001 Stock Option Plan for Non-Employee Directors and Consultants. Accordingly, the Company desires to adopt the Plan to permit additional future grants of stock options, restricted stock and performance awards. Approval of the Plan would permit the Company to grant stock options, restricted stock and performance awards for up to 2,500,000 shares of Common Stock under the Plan.

Stockholders are requested to consider and approve the 2006 Plan, which will become effective upon stockholder approval at the 2006 Annual Meeting of Stockholders.

Rationale for Proposal

The Board believes that the 2006 Plan will promote the success and enhance the value of the Company by:

•	closely associating the interests of management and employees of the Company with the stockholders of the Company by reinforcing the relationship between participants’ rewards and stockholder gains;

•	providing management and employees with an equity ownership in the Company commensurate with Company performance, as reflected in increased stockholder value;

•	maintaining competitive compensation levels;

•	providing an incentive to management and employees to remain in continuing employment with the Company and to put forth maximum efforts for the success of its business; and

•	providing among other things, for issuance of nonstatutory stock options, restricted stock awards, and performance awards, which are not currently available under the 2001 Incentive Stock Option Plan or the 2001 Stock Option Plan for Non-Employee Directors and Consultants.

Summary of 2006 Plan

The 2006 Plan provides for the possible grant by the Board or a committee of the Board of various types of equity awards, including incentive stock options, nonqualified stock options, restricted stock, or restricted stock units, or performance awards. A summary of the principal provisions of the 2006 Plan is set forth below. The summary is qualified by reference to the full text of the 2006 Plan, which is attached as Exhibit A to this Proxy Statement.

Administration

The Board of Directors will administer the 2006 Plan. The Board may delegate to a committee of two or more members of the Board the authority to grant or amend awards to participants. Any designated committee will include at least two directors, each of whom qualifies as a non-employee director pursuant to Rule 16b-3 of the Exchange Act, and an “outside director” pursuant to Section 162(m).

The Board will have the exclusive authority to administer the 2006 Plan, including the power to select the persons to whom awards are granted, determine the types and sizes of awards, establish the terms and conditions of awards, determine the availability of cashless exercise options, select the performance factors applicable to performance awards and determine whether amounts payable with respect to awards may be deferred.

Eligibility

Persons eligible to participate in the 2006 Plan include employees, directors, consultants and other individuals who provide service to the Company or its affiliates as determined by the Board.

Limitation on Awards and Shares Available

The maximum number of shares of common stock available for issuance under the 2006 Plan is 2,500,000. To the extent that an award terminates, expires or lapses for any reason, any shares subject to the award may be used again for new grants under the 2006 Plan. In addition, shares tendered or withheld to satisfy the grant or exercise price or any tax withholding obligation may be used for grants under the 2006 Plan.

The maximum number of shares of stock with respect to one or more awards that may be granted to any one participant during a calendar year shall be 500,000 shares. In addition, no more than 500,000 shares of the 2,500,000 shares available for issuance may be issued as restricted stock grants, restricted stock units, and performance awards.

Awards

The 2006 Plan provides for the grant of incentive stock options and nonqualified stock options, restricted stock, restricted stock units, and performance awards. No determination has been made as to the types or amounts of awards that will be granted to specific individuals pursuant to the 2006 Plan.

Stock options, including incentive stock options, as defined under Section 422 of the Code, and nonqualified stock options may be granted pursuant to the 2006 Plan. The option exercise price of all incentive stock options granted pursuant to the 2006 Plan will be at least 100% of the fair market value of the common stock on the date of grant. No option may be re-

priced without stockholder approval. Stock options may be exercised as determined by the Board, but in no event after the tenth anniversary of the date of grant, except the Board is authorized to grant options to participants whose principal place of employment is outside the U.S. for a period longer than ten years. The aggregate fair market value of the shares with respect to which options intended to be incentive stock options are exercisable for the first time by an employee in any calendar year may not exceed $100,000.

Upon the exercise of a stock option, the purchase price must be paid in full in either cash or its equivalent or by tendering previously acquired shares of common stock with a fair market value at the time of exercise equal to the exercise price or other property acceptable to the Board.

Restricted stock may be granted pursuant to the 2006 Plan. A restricted stock award is the grant of shares of common stock at a price determined by the Board (including zero) that is nontransferable and may be subject to substantial risk of forfeiture until specific conditions are met. Conditions may be based on continuing employment or achieving performance goals. During the period of restriction, participants holding shares of restricted stock may have full voting and dividend rights with respect to such shares. The restrictions will lapse in accordance with a schedule or other conditions determined by the Board.

The other types of awards that may be granted under the 2006 Plan include restricted stock units and performance awards. A restricted stock unit is the right to receive payment in cash and/or common stock of an amount equal to the fair market value of a share of common stock at the time of the distribution of a share of common stock. A performance award is the right to receive payment in cash, common stock or a combination of cash and stock contingent upon the extent to which certain predetermined performance targets have been met.

Changes in Capital Structure

In the event of a recapitalization, stock split or combination, stock dividend, or other similar event or transaction affecting the common stock or the share price of the common stock in a manner that causes dilution or enlargement of benefits or potential benefits under the 2006 Plan, then the Board may make proportionate adjustments to: (i) the aggregate number of, and types of, shares of stock subject to the 2006 Plan, (ii) the number, class and/or issuer of any outstanding awards and (iii) the exercise price for any outstanding awards. In addition, in the event of a change of control, the Board, may take any of the following actions: (i) cause an award to become vested and/or immediately exercisable or non-forfeitable, in whole or in part; (ii) accelerate the expiration date of any option (with notice to the participant), (iii) cancel any award in exchange for a substitute award; or (iv) cancel any award in exchange for cash and or substitute consideration with equal value to the award.

Amendment and Termination

The Board may terminate, amend, or modify the 2006 Plan at any time; provided, however, that stockholder approval must be obtained for any amendment to the extent necessary or desirable to comply with any applicable law, regulation or stock exchange rule, to increase the number of shares available under the 2006 Plan or to change the eligibility requirements under the 2006 Plan.

In no event may an incentive stock option be granted pursuant to the 2006 Plan on or after the tenth anniversary of the stockholder approval of the 2006 Plan.

Federal Income Tax Consequences

The tax consequences of the 2006 Plan under current federal law are summarized in the following discussion which deals with the general tax principles applicable to the 2006 Plan, and is intended for general information only. Alternative minimum tax and state and local income taxes are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The tax information summarized is not tax advice.

Nonqualified Stock Options. For federal income tax purposes, an optionee generally will not recognize taxable income on the grant of a nonqualified stock option (an “NQSO”) under the 2006 Plan, but upon the exercise of an NQSO will recognize ordinary income, and the Company generally will be entitled to a deduction. The amount of income recognized (and the amount generally deductible by the Company) generally will be equal to the excess, if any, of the fair market value of the shares at the time of exercise over the aggregate exercise price paid for the shares, regardless of whether the exercise price is paid in cash or in shares or other property. An optionee’s basis for the stock for purposes of determining his or her gain or loss upon a subsequent disposition of the shares generally will be the fair market value of the stock on the date of exercise of the NQSO, and any subsequent gain or loss will generally be taxable as capital gains or losses.

Incentive Stock Options. An optionee generally will not recognize taxable income upon either the grant or exercise of an Incentive Stock Option (an “ISO”); however, the amount by which the fair market value of the shares at the time of exercise exceeds the exercise price will be an “item of tax preference” for the optionee for purposes of the alternative minimum tax. Generally, upon the sale or other taxable disposition of the shares of the common stock acquired upon exercise of an ISO, the optionee will recognize income taxable as capital gains in an amount equal to the excess, if any, of the amount realized in such disposition over the option exercise price, provided that no disposition of the shares has taken place within either (a) two years from the date of grant of the ISO or (b) one year from the date of exercise. If the shares of common stock are sold or otherwise disposed of before the end of the one-year and two-year periods specified above, the difference between the ISO exercise price and the fair market value of the shares on the date of exercise generally will be taxable as ordinary income; the balance of the amount realized from such disposition, if any, generally will be taxed as capital gain. If the shares of common stock are disposed of before the expiration of the one-year and two-year periods and the amount realized is less than the fair market value of the shares at the date of exercise, the optionee’s ordinary income generally is limited to excess, if any, of the amount realized in such disposition over the option exercise price paid. The Company (or other employer corporation) generally will be entitled to a tax deduction with respect to an ISO only to the extent the optionee has ordinary income upon sale or other disposition of the shares of common stock.

Restricted Stock. A participant to whom restricted or deferred stock is issued generally will not recognize taxable income upon such issuance and the Company generally will not then be entitled to a deduction, unless, in the case of restricted stock, an election is made under Section 83(b) of the Code. However, when restrictions on shares of restricted stock lapse, such that the shares are no longer subject to a substantial risk of forfeiture, the employee generally will recognize ordinary income and the Company generally will be entitled to a deduction for an amount equal to the excess of the fair market value of the shares at the date such restrictions lapse over the purchase price therefore. If an election is made under Section 83(b) with respect to qualifying restricted stock, the employee generally will recognize ordinary income at the date of issuance equal to the excess, if any, of the fair market value of the shares at that date over the purchase price therefore and the Company will be entitled to a deduction for the same amount.

New Plan Benefits

No awards will be granted under the 2006 Plan until it is approved by the Company’s stockholders. In addition, awards granted under the 2006 Plan are subject to the discretion of the Board. Therefore, it is not possible to determine the benefits that will be received in the future by participants in the 2006 Plan or the benefits that would have been received by such participants if the 2006 Plan had been in effect in the year ended December 31, 2005.

Voting on Proposal

Provided a quorum is present, the affirmative vote of the majority of the shares present in person or represented by proxy and entitled to vote at the meeting is required to approve the 2006 Plan. Abstentions will be considered shares entitled to vote in the tabulation of votes cast on this proposal, and will have the same effect as negative votes. Broker non-votes are not counted for the purpose of determining whether this matter is approved, and therefore will not have the effect of a negative vote with respect to the approval of the 2006 Plan.

The Board of Directors unanimously recommends that stockholders vote FOR approval of the Antares Pharma 2006 Equity Incentive Plan. Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise on the proxy cards.

Proposal No. 3

RATIFICATION OF SELECTION

OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

At the meeting, a vote will be taken on a proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2006. KPMG LLP has audited our financial statements since 1995.

Representatives of KPMG LLP are expected to be present at the Annual Meeting of Stockholders to make a statement if they so desire and to respond to appropriate questions.

The affirmative vote of a majority of the outstanding shares of our common stock entitled to vote on this item and represented in person or by proxy at the Annual Meeting of Stockholders is necessary for approval of the selection of KPMG LLP as our independent registered public accounting firm.

Audit Fees

Aggregate fees billed to the Company by KPMG LLP during 2005 and 2004 for professional services rendered in connection with the audit of the Company’s annual financial statements and review of the financial statements included in the Company’s quarterly reports totaled $203,932 and $191,038, respectively.

Audit-Related Fees

Aggregate fees billed to the Company by KPMG LLP during 2005 and 2004 for audit-related services, consisting primarily of services related to private placements of common stock and the filing of registration statements in connection with such placements, totaled -0- and $30,000, respectively.

Tax Fees

Aggregate fees billed to the Company by KPMG LLP during 2005 and 2004 for professional services rendered in connection with tax compliance, tax advice and tax planning totaled $64,243 and $54,323, respectively.

All Other Fees

There were no other fees billed to the Company by KPMG LLP in 2005 and 2004.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy regarding pre-approval of non-audit services performed by the independent registered public accounting firm. The Audit Committee’s pre-approval policy prohibits engaging the independent auditor to perform the following services:

•	bookkeeping or other services relating to the accounting records or financial statements,

•	financial information systems design and implementation,

•	appraisal and valuation services, fairness opinions or contribution-in-kind reports,

•	actuarial services,

•	internal audit outsourcing services,

•	management functions,

•	human resource services,

•	broker-dealer, investment advisor or investment banking services,

•	legal services, and

•	expert services unrelated to the audit.

The policy requires the pre-approval of the Audit Committee for all audit services, audit-related services, tax services and other services performed by the independent registered public accounting firm. The policy contains lists of the above categories of services that the Audit Committee has pre-approved, subject to an annual aggregate dollar limit for each category. Any proposed services exceeding these limits require specific pre-approval by the Audit Committee. Services not listed in one of the above categories require specific pre-approval from the Audit Committee.

The policy permits the Audit Committee to delegate pre-approval authority to one or more members of the Audit Committee, provided that the member or members report to the entire Audit Committee pre-approval actions taken since the last Audit Committee meeting. The policy expressly prohibits delegation of pre-approval authority to management. In 2005, 100% of all services provided by our principal accountant were pre-approved by the Audit Committee or one or more of its members.

Our Board of Directors recommends a vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accountants.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

The following table sets forth certain information concerning beneficial ownership of our common stock as of March 3, 2006, with respect to (i) all persons known to be the beneficial owners of more than 5% of the outstanding shares of such stock, (ii) each of our directors, (iii) each of our executive officers, and (iv) all directors and executive officers as a group.

Name of Beneficial Owner	Shares Beneficially Owned(1)	Percentage of Outstanding Shares	Outstanding Options & Warrants (2)
Dr. Jacques Gonella (3) (4) (5)	10,771,697	18.9%	4,303,476
Permatec Holding AG (3) (5)	2,900,000	5.5%	—
Jack E. Stover (4)	399,369	1.0%	822,000
Thomas J. Garrity (4)	114,083	*	89,083
Anton Gueth (4)	110,583	*	82,583
Dr. Rajesh C. Shrotriya (4)	59,500	*	59,500
Dr. Paul K. Wotton (4)	52,500	*	47,500
Robert F. Apple (4)	10,417	*	400,000
Lawrence M. Christian (4)	295,344	1.0%	227,667
Dr. Dario Carrara (4)	233,300	*	362,500
Dr. Peter Sadowski (4)	253,310	1.0%	334,400
James E. Hattersley (4)	23,450	*	155,000
All directors and executive officers as a group (11 persons) (4)	15,223,553	26.1%	6,883,709

*	Less than 1%.

(1)	Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission, and includes generally voting power and/or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days of March 3, 2006, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, the Company believes that the persons named in this table, based on information provided by such persons, have sole voting and investment power with respect to the shares of Common Stock indicated.

(2)	Shares of Antares Pharma Common Stock issuable upon the exercise of outstanding options and warrants.

(3)	Dr. Jacques Gonella owns controlling interest in Permatec Holding AG and, therefore, exercises voting and investment control for the entity.

(4)	The director’s or officer’s address is 707 Eagleview Boulevard, Suite 414, Exton, PA 19341.

(5)	The address of Permatec Holding AG is Hauptstrasse 16, 4132 Muttenz, Switzerland.

EXECUTIVE OFFICERS OF THE COMPANY

Name	Age	Position
Jack E. Stover	53	President, Chief Executive Officer and Director

Robert F. Apple	39	Senior Vice President and Chief Financial Officer

Dario Carrara, Ph.D.	42	Managing Director - Formulations Group

Peter Sadowski, Ph.D.	58	Vice President - Devices Group

James E. Hattersley	46	Vice President - Business Development

Jack E. Stover, is Antares Pharma’s President, Chief Executive Officer and a director. Please see Mr. Stover’s biographical information set forth in the Election of Directors section in this proxy.

Robert F. Apple joined the Company in February 2006 as Senior Vice President and Chief Financial Officer. Prior to joining the Company, Mr. Apple served as Chief Operating and Financial Officer at InKine Pharmaceutical Company, Inc. from 2003 to 2005, and Chief Financial Officer from 1997 to 2002. From 1995 to 1997, Mr. Apple was employed by Genaera Corporation, Inc., a biotechnology company, where he held the position of Corporate Controller. From May 1994 until July 1995, Mr. Apple was employed by Liberty Technologies, Inc. as Corporate Controller. Prior to May 1994, Mr. Apple held various positions of increasing responsibility at Arthur Anderson & Company LLP. He holds a B.A. degree in accounting from Temple University and is a CPA.

Dario Carrara, Ph.D. is currently Managing Director – Pharmaceutical Group, located in Basel, Switzerland. He served as General Manager of Permatec’s Argentinean subsidiary from 1995 until its liquidation in 2000. Prior to joining Permatec, between 1986 and 1995, Dr. Carrara worked as Pharmaceutical Technology Manager for Laboratorios Beta, a pharmaceutical laboratory in Argentina that ranks among the top ten pharmaceutical companies in Argentina. Dr. Carrara has extensive experience in developing transdermal drug delivery devices. He earned a double degree in Pharmacy and Biochemistry, as well as a Ph.D. in Pharmaceutical Technology from the University of Buenos Aires.

Peter Sadowski, Ph.D., is currently Vice President – Devices Group, located in Minneapolis, Minnesota. He joined the Company in March 1994 as Vice President, Product Development. He was promoted to Executive Vice President and Chief Technology Officer in 1999. From October 1992 to February 1994, Dr. Sadowski served as Manager, Product Development for GalaGen, Inc., a biopharmaceutical company. From 1988 to 1992, he was Vice President, Research and Development for American Biosystems, Inc., a medical device company. Dr. Sadowski holds a Ph.D. in microbiology.

James E. Hattersley joined Antares Pharma as Vice President, Business Development, in February 2005 and is located in Exton, Pennsylvania. Prior to joining Antares Pharma, Mr. Hattersley served as Senior Director of Business Development at Eurand, Inc., a global drug delivery and specialty pharma company. From 1998 to 2000, he was employed by Anesta Corp., and from 1995 to 1998, Mr. Hattersley was Director of Program Management for JAGO Pharma AG, which was acquired by SkyePharma. Mr. Hattersley also held technical positions at Abbott Laboratories, Syntex Research USA and Alza Corporation between 1986 and 1995. He holds an M.S. degree in biochemistry and an undergraduate degree in neurobiology from the University of California.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Employment Agreements with Executive Officers

We have written employment agreements with Mr. Jack E. Stover, Mr. Robert F. Apple, Mr. Lawrence M. Christian, Dr. Dario Carrara and Mr. James E. Hattersley.

Employment Agreement with Mr. Jack E. Stover. Jack E. Stover was appointed President and Chief Operating Officer on July 22, 2004, and appointed Chief Executive Officer on September 1, 2004. The employment agreement provided for a signing bonus of $20,000 and a base salary of $250,000 per year as President and Chief Operating Officer and at least $300,000 per year if the office of Chief Executive Officer was assumed, which occurred on September 1, 2004. Mr. Stover’s salary, under the agreement, has subsequently been adjusted to $344,000. The agreement also stipulates that Mr. Stover is eligible to receive a target annual bonus of at least 30% up to a maximum of 45% of base salary as determined and approved by the Compensation Committee. The terms of the employment agreement with Mr. Stover included the issuance of options to purchase 500,000 shares of common stock at $0.70 per share vesting over four years and the issuance of 100,000 shares of common stock, of which all have now vested. Mr. Stover can earn up to an additional 459,999 shares of common stock upon the occurrence of various triggering events, and he is eligible to participate in any other stock option plans for management. Mr. Stover’s agreement is for three years and automatically renews for successive one-year periods unless notice is given, by the Company, at least 90 days prior to the end of a period. The employment agreement provides Mr. Stover with twelve months of base pay severance in the event that he is terminated by us without cause or resigns with good reason.

Employment Agreement with Mr. Robert F. Apple. Mr. Apple was appointed Senior Vice President and Chief Financial Officer as of February 9, 2006. The employment agreement provides for a base salary of $250,000. In addition, Mr. Apple was granted an option to purchase 250,000 shares of our common stock that vests pro rata on the last day of each month over 48 months commencing upon employment. Also Mr. Apple was granted an option to purchase an additional 150,000 shares which vest upon the achievement of certain performance milestones. The agreement also stipulates that Mr. Apple is eligible to receive a target annual bonus of at least 20% up to a maximum of 35% of base salary as determined and approved by the Compensation Committee and is also eligible for additional bonuses and up to an additional 250,000 shares of restricted stock, upon the achievement of certain performance-based criteria. In addition, the employment agreement contains a covenant not to compete and a covenant with respect to nonsolicitation and noninterference with customers, suppliers or employees. Mr. Apple’s agreement is for two years and automatically renews for consecutive one-year periods unless one of the party delivers 60 days prior written notice of non-renewal. The employment agreement provides Mr. Apple with severance in the event that his employment is terminated by us without cause or by him for good reason equal to six months plus one additional month for each full month of employment up to twelve months of base pay.

Employment Agreement with Mr. Lawrence M. Christian. Mr. Christian entered into an employment agreement dated May 1, 2000. Mr. Christian’s salary under the agreement has subsequently been adjusted to $150,000 per year. The employment agreement also contained provisions regarding participation in benefit plans, repayment of expenses, participation as a director or consultant to other companies (which is permitted provided that such participation does not materially detract from his obligations to us or otherwise violate the terms of the employment agreement), protection of confidential information and ownership of intellectual property. In addition, the employment agreement contained a covenant not to compete and a covenant with respect to nonsolicitation and noninterference with customers, suppliers or employees. As of February 9, 2006, Mr. Christian resigned as our Chief Financial Officer and Vice President of Finance and this agreement was terminated. On February 9, 2006, Mr. Christian entered into an Employment Transition and Consulting Agreement with us to provide part-time consulting services to us through February 28, 2007.

Employment Agreement with Dr. Dario Carrara. Dr. Carrara entered into an employment agreement with Permatec on May 31, 2000. We assumed all employment obligations of Permatec upon the 2001 closing of our transaction with Permatec as of January 31, 2001. Dr. Carrara is a citizen of Argentina and, accordingly, is considered a foreign service employee for Swiss employment purposes. The employment agreement provides for a base salary, bonuses at the discretion of the Board of Directors, participation in stock option programs as may be available, an expense account allowance, two family trips per year to his home country, private school cost for his children, family housing cost in Switzerland and family local language lessons which totaled $120,537 in 2005. Dr. Carrara’s salary was subsequently adjusted to 292,000 Swiss Francs, or approximately $222,467 using the exchange rate at December 31, 2005, of 1.3148. The agreement is for an indeterminate period of time and either party may terminate the agreement by providing written notice three months in advance of termination.

Employment Agreement with James E. Hattersley. Mr. Hattersley entered into an employment agreement with us as of February 14, 2005, which was extended for a one-year term to February 14, 2007 by mutual agreement of the parties. The employment agreement provides for a base salary of $186,000 and one-time signing bonus of $18,000. Mr. Hattersley’s salary, under the agreement has subsequently been adjusted to $204,000. In addition, Mr. Hattersley is eligible for reimbursement of relocation and other expenses up to $55,000 and was granted a 4-year option to purchase 65,000 shares of our common stock. Mr. Hattersley is entitled to participate in our established bonus plan and is also eligible for bonuses upon the achievement of certain time-based and performance-based milestones. In addition, the employment agreement contains a covenant not to compete and a covenant with respect to nonsolicitation and noninterference with customers, suppliers or employees. The employment agreement provides Mr. Hattersley with six-months of base pay severance in the event that he is terminated by us without cause or as a result of a change in control.

Line of Credit with Dr. Jacques Gonella

In October of 2005, we entered into a $4 million Line of Credit Agreement with Dr. Jacques Gonella. Dr. Gonella is the Chairman of our Board of Directors and controls approximately 24% of our outstanding shares of common stock. Pursuant to the parties’ agreement, $2 million of the credit line is available for use by us for general working capital purposes, and the remaining $2 million of the line will be available for use by us exclusively for the acquisition by us of the business, outstanding shares or assets of another person or entity, or the investment by us in any such other person or entity, and all related activities, although we currently have no such acquisition or investment under active consideration. Per the terms of the parties’ agreement, Dr. Gonella may not unreasonably withhold his consent to a requested advance of the working capital portion of the line; unless otherwise agreed to by the parties, requests for advances of the working capital portion of the line may not be made by us more than once every 30 days and may not exceed $250,000 per advance. Dr. Gonella may refuse, in his discretion, any requested advance for the balance of the line if he should not be satisfied with the intended use of the advance, or the prevailing status of our business or results. Any borrowings under the line of credit will be at prime plus 2% (adjusted monthly) and principal and interest are convertible into shares of our common stock at a price equal to the lesser of $1.26 per share, or the per share price at which we subsequently issue shares of our capital stock or securities exercisable for or convertible into such shares of capital stock.

As of March 3, 2006, we have not made any borrowings under the line of credit and the line of credit has been terminated in accordance with its terms.

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

The following table provides certain summary information concerning compensation paid or accrued by us to or on behalf of the Chief Executive Officer and the four other most highly compensated executive officers (the “Named Executive Officers”) as of the year ended December 31, 2005, for services in all capacities, as well as compensation earned by such persons for the previous two fiscal years (if the person was an executive officer during any part of such fiscal year):

SUMMARY COMPENSATION TABLE

			Annual Compensation			Long-Term Compensation
Name and Principal Position	Fiscal Year		Salary ($)	Bonus ($)(1)	Other Annual Compensation ($)(2)	Stock Options (#)(3)	Restricted Stock ($)
Mr. Jack E. Stover Chief Executive Officer and President	2005 2004	(4)	300,000 127,462	108,000 20,000	9,600 4,255	260,000 552,000	— 70,000
Lawrence M. Christian Chief Financial Officer, Secretary, and Vice President, Finance	2005 2004 2003	(5)	150,000 145,600 145,600	— 10,000 —	— — —	— 27,500 125,000	— — —
Dr. Dario Carrara, Managing Director, Formulations Group	2005 2004 2003	(6) (6) (6)	222,467 209,485 179,000	36,000 — —	120,537 143,895 124,000	90,000 80,000 125,000	— — —
Dr. Peter Sadowski Chief Technology Officer and Vice President, Devices Group	2005 2004 2003		170,000 156,000 156,000	24,000 — —	9,000 5,400 5,400	50,000 60,500 125,000	— — —
Mr. James E. Hattersley Vice President, Corporate Business Development	2005	(7)	164,181	36,000	5,250	155,000	—

(1)	The 2005 bonus includes bonuses to be paid in 2006 as part of the 2005 compensation package.

(2)	Represents auto allowance payments and foreign employee allowances for Dr. Carrara including housing, tuition for dependents and home country travel expenses.

(3)	The option number includes those granted in January 2006 as part of the 2005 compensation package.

(4)	Represents compensation from employment date of July 22, 2004.

(5)	Mr. Christian resigned as our Chief Financial Officer, Secretary and Vice President, Finance on February 9, 2006. Mr. Robert F. Apple was appointed as our Senior Vice President and Chief Financial Officer on February 9, 2006.

(6)	Compensation for Dr. Carrara was in Swiss Francs converted to U.S. dollars at the Swiss Francs per U.S. dollar exchange rates of 1.2380, 1.1412 and 1.3148 at December 31, 2003, 2004 and 2005, respectively.

(7)	Represents compensation from employment date of February 14, 2005.

STOCK OPTIONS

Option Grants for 2005

The table below sets forth individual grants of stock options made to the Named Executive Officers during the year ended December 31, 2005, including those granted in January 2006 as part of the 2005 compensation package.

Name	Number of Securities Underlying Options Granted(#)	Percent of Total Options Granted to Employees During the Year(%)	Exercise Price or Base Price/sh. ($)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1)
					5%($)	10%($)
Jack E. Stover(2)	40,000	4.8	1.21	01/24/15	30,400	77,100
Jack E. Stover(3)	220,000	26.3	1.51	01/24/16	208,900	529,400
Dr. Dario Carrara(3)	90,000	10.8	1.51	01/24/16	85,500	216,600
Dr. Peter Sadowski(3)	50,000	6.0	1.51	01/24/16	47,500	120,300
James E. Hattersley(4)	65,000	7.8	1.34	02/14/09	54,800	138,800
James E. Hattersley(3)	90,000	10.8	1.51	01/24/16	85,500	216,600

(1)	The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent the Company’s estimate or projection of the Company’s future common stock prices.

(2)	Incentive stock options granted pursuant to the Company’s 2001 Stock Option Plan on January 24, 2005. These options vest over a period of four years with 18.50% of the grant vesting on the two hundred seventieth (270th) day following July 22, 2004 and the balance vesting pro-rata on a monthly basis thereafter.

(3)	Incentive stock options granted pursuant to the Company’s 2001 Stock Option Plan on January 25, 2006. These options vest in 12 equal quarterly installments beginning on April 25, 2006.

(4)	Incentive stock options granted pursuant to the Company’s 2001 Stock Option Plan on February 14, 2005. These options vest in 12 equal quarterly installments beginning on May 14, 2005.

Aggregated Option Exercises in 2005 and Year End Option Values

The following table provides information concerning stock option exercises and the value of unexercised options, for the Named Executive Officers, based on a stock value of $1.55, which was the closing price as of December 31, 2005:

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Year End(#)		Value of Unexercised In-The- Money Options at Year End($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Jack E. Stover	0	0	207,335	384,665	158,410	292,149
Lawrence M. Christian	0	0	192,575	18,425	2,087	4,238
Dr. Dario Carrara	0	0	218,900	53,600	6,072	12,328
Dr. Peter Sadowski	0	0	245,388	40,535	4,592	9,323
James E. Hattersley	0	0	16,250	48,750	3,413	10,238

REPORT OF THE COMPENSATION COMMITTEE

Overview

The Compensation Committee is responsible for establishing compensation policies for all of our executive officers, including the five most highly compensated executive officers named in the accompanying tables (the “Named Executives Officers”). The members of the Compensation Committee during 2005 were James L. Clark, Thomas J. Garrity and Anton Gueth until Mr. Clark resigned on April 28, 2005 and Dr. Rajesh C. Shrotriya was added.

The objectives of our executive compensation program include the following:

1.	to attract and retain superior talent and reward individual performance;

2.	to support the achievement of our financial and strategic goals; and

3.	through stock based compensation, to align the executive officers’ interests with those of our stockholders.

The following report addresses our executive compensation policies and discusses factors considered by the Compensation Committee in determining the compensation of our Chief Executive Officer and President and other executive officers for the year ended December 31, 2005.

During 2005, the Compensation Committee utilized an independent human resource consulting firm to conduct a comprehensive study to analyze the compensation packages, including base salary, equity grants and long-term incentive awards for our executive officers. This study noted that base salaries for our executive officers are below the 50th percentile for our peer group, that equity grants to our executive officers are at approximately the 25th percentile for our peer group, and that long-term incentive awards are at approximately the 25th percentile for our peer group. The peer group target compensation set by the Compensation Committee for the executives for each of these categories is the 40th to 60th percentile and the Compensation Committee has initiated steps over the ensuing periods to revise the compensation packages for our executive officers to reach this target.

Compensation Philosophy for Executive Officers

The Compensation Committee of the Board of Directors believes that a well-designed compensation program should align the goals of the executives of the Company with the goals of the shareholders, and that a significant portion of the executives’ compensation, over the long term, should be dependent upon the value created for the shareholders. However, the Committee recognizes that, in the short-term, the value of the Company will be affected by many factors, some transient in nature and beyond the control of the Company’s executives. This is especially true in the biotechnology and specialty pharmaceutical industries, which are comprised of a large number of small companies, long product lead times, highly volatile stock prices and few commercial products. In order to attract and retain qualified executives in such an environment, the Committee attempts to create a balanced compensation package by combining components based upon the achievement of long-term value for shareholders with components based upon the achievement of shorter-term strategic goals. These generally include the progress of clinical and commercial development programs, adherence to budgets, strengthening of the Company’s financial position and success in entering into appropriate business collaborations. The Committee expects that the achievement of these shorter-term goals will contribute to the long-term success of the Company. In light of the Company’s need to generate cash flow to support its own operations, progress toward achievement of commercial objectives and technology licenses is the most significant individual factor considered in determining compensation levels.

The Committee’s executive compensation philosophies are designed to provide competitive levels of compensation that integrate pay with our annual and long-term performance goals, reward above-average corporate performance, recognize individual initiative and achievements, and assist in attracting and retaining qualified executives. To that end, the Compensation Committee may establish certain parameters of corporate performance that must be met before the discretionary features, if any, of its executive compensation plans apply. These discretionary features include stock option grants, restricted stock grants and performance bonuses.

Absent the discretionary features, our executive officers are paid base salaries that are subject to annual cost-of-living increases, along with periodic adjustments to make such salaries competitive with other similar-sized companies in the specialty drug delivery/pharmaceutical industry. Our executive officers are also given the opportunity to participate in certain other broad-based employee benefit plans. As a result of our emphasis on tying executive compensation to corporate performance, in any particular year our executives may be paid more or less than the executives of other companies in the specialty drug delivery/pharmaceutical industry. Our use of stock option grants and restricted stock grants as a key component of our executive compensation plans reflects the Compensation Committee’s position that stock ownership by management and stock-based compensation arrangements are beneficial in aligning management’s and stockholders’ interests to enhance stockholder value.

Bonuses

Cash bonuses, if approved by the Compensation Committee, are used to reward executive officers for achievement of financial and technical milestones, as well as for individual performance. In determining to award cash bonuses to the Company’s executive officers for the year-ended 2005, the Committee noted the Company’s achievement of several objectives and milestones including:

•	Progress of development programs;

•	Progress of business development initiatives;

•	Maintaining cost control measures; and

•	Improved equity structure.

The Committee, after reviewing these objectives and milestones, approved the cash bonus payments to be paid in 2006 as part of the 2005 compensation package to the executive officers as reflected in the Summary Compensation Table which included an award to Mr. Stover of $108,000.

Stock Options

Stock options awarded under our 1993, 1996 and 2001 Plans are intended as incentive compensation and have historically been granted annually to officers, other key employees and consultants based on our financial performance and achievement of technical and regulatory milestones. On January 24, 2005, we granted 40,000 stock options to Jack E. Stover, our CEO, pursuant to his employment agreement of July 22, 2004. On February 14, 2005, we granted 65,000 stock options to James E. Hattersley, our Vice President, Corporate Business Development, pursuant to his employment agreement of same date. On January 25, 2006 we granted stock options totaling 500,000 and 230,000 to five executive officers and 19 employees, respectively as part of 2005 compensation.

Chief Executive Officer’s Compensation

Compensation for Jack E. Stover, Chief Executive Officer and President, during 2005, as reflected in the Summary Compensation Table, consisted of certain employee benefits; a base annual compensation of $300,000; a target annual bonus of at least 30% up to a maximum of 45% of base salary; the ability to earn 459,999 additional shares of common stock upon the occurrence of various triggering events; and the availability to participate in any other stock option plans for management.

There are no other compensation arrangements, with the CEO, other than those that appear in his Employment Agreement.

Anton Gueth (Chair)

Thomas J. Garrity

Dr. Rajesh C. Shrotriya

Members of the Compensation Committee

Equity Compensation Plan Information

The following table provides information as of December 31, 2005, with respect to compensation plans under which our equity securities are authorized for issuance to employees or non-employees in exchange for consideration in the form of goods or services.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance (c)
Equity compensation plans approved by security holders	6,102,701	$1.56	2,666,178
Equity compensation plans not approved by security holders	—	—	—

Total	6,102,701	$1.56	2,666,178

Performance Graph

The graph below provides an indication of cumulative total stockholder returns (“Total Return”) for our company as compared with the Amex Composite Index and the Amex Biotechnology Stocks weighted by market value at each measurement point. The graph covers the period beginning December 31, 2000, through December 31, 2005. The graph assumes $100 was invested in each of our company’s common stock, the Amex Composite Index and the Amex Biotechnology Stock Index on December 31, 2000 (based upon the closing price of each). Total Return assumes reinvestment of dividends.

	December 31, 2000	December 31, 2001	December 31, 2002	December 31, 2003	December 31, 2004	December 31, 2005
Antares Pharma	$100.00	$85.25	$9.68	$23.73	$31.11	$35.71
Amex Composite Index	100.00	94.41	91.83	130.72	159.77	206.16
Amex Biotechnology Stocks	100.00	91.53	53.32	77.26	85.80	111.26

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews our financial reporting process on behalf of the Board of Directors. The Audit Committee acts under a written charter that was first adopted and approved by our Board of Directors on June 12, 2000, and amended and restated on April 6, 2004, and on November 12, 2004. A copy of the amended and restated charter was filed as an exhibit to our proxy statement for the 2005 Annual Meeting of Stockholders. In 2005, the Audit Committee consisted of Thomas J. Garrity, James L. Clark and Anton Gueth until Mr. Clark resigned in April 2005 and was replaced by Dr. Paul K. Wotton. Management has the primary responsibility for the consolidated financial statements and the reporting process. Our independent registered public accounting firm is responsible for expressing an opinion on the conformity of our audited consolidated financial statements to U.S. generally accepted accounting principles.

In this context, the Audit Committee reviewed and discussed with management and the independent registered public accounting firm the audited consolidated financial statements for 2005. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committee). In addition, the Audit Committee received from the independent certified public accountants the written disclosures required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from us and our management. The Audit Committee determined that the tax services provided to our company by our independent registered public accounting firm are compatible with the independent registered public accounting firm’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited consolidated financial statements be included in our company’s Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the Securities and Exchange Commission.

Thomas J. Garrity (Chair)

Anton Gueth

Dr. Paul K. Wotton

Members of the Audit Committee

OTHER MATTERS

Solicitation

We will bear the cost of preparing, assembling and mailing the proxy card and proxy statement to our stockholders in connection with this solicitation. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to the beneficial owners of stock, in which case they will be reimbursed by us for their expenses in doing so. Proxies are being solicited primarily by mail, but our officers and directors may solicit proxies personally by telephone or special letter, but such persons will not receive compensation from us for doing so.

We may also utilize the services of other individuals or entities not employed by or affiliated with the Company in connection with the solicitation of proxies, but at this time have not entered into any contract or engagement with any such solicitors. We anticipate that the cost of any such solicitation will be approximately $10,000.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, certain officers and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. Such officers, directors and ten percent stockholders are also required by the SEC rules to furnish us with copies of all Section 16(a) reports they file.

Specific due dates for such reports have been established by the SEC and we are required to disclose in this Proxy Statement any failure to file reports by such dates. Based solely on a review of the copies of such reports received by us or by written representations from certain reporting persons, we believe that during the year ended December 31, 2005, all Section 16(a) filing requirements applicable to officers, directors and ten percent stockholders were met.

Stockholder Proposals

The proxy rules of the Securities and Exchange Commission permit stockholders, after timely notice to issuers, to present proposals for stockholder action in issuer proxy statements where such proposals are consistent with applicable law, pertain to matters appropriate for stockholder action, and are not properly omitted by company action in accordance with proxy rules. Stockholder proposals for our 2007 Annual Meeting of Stockholders must be prepared in accordance with the proxy rules and received by us on or before January 15, 2007, in order to be eligible for inclusion in our proxy materials.

Other Matters

Our Board of Directors do not intend to present at the Annual Meeting of Stockholders any matter not referred to above and does not presently know of any matters that may be presented to the stockholders meeting by others. However, if other matters come before the Annual Meeting of Stockholders, it is the intention of the persons named in the enclosed form of proxy to vote the proxy in accordance with their best judgment.

EXHIBIT A

ANTARES PHARMA, INC.

2006 EQUITY INCENTIVE PLAN

SECTION 1. Purpose; Definitions. The purposes of the Antares Pharma, Inc. 2006 Equity Incentive Plan (the “Plan”) are to: (a) enable Antares Pharma, Inc. (the “Company”) and its Affiliates to recruit and retain highly qualified personnel; (b) provide those employees, directors and consultants with an incentive for productivity; and (c) provide those employees, directors and consultants with an opportunity to share in the growth and value of the Company.

For purposes of the Plan, the following terms will have the meanings defined below, unless the context clearly requires a different meaning:

(a) “Affiliate” means, with respect to a Person, a Person that directly or indirectly controls, is controlled by, or is under common control with such Person.

(b) “Award” means an award of Options, Restricted Stock, Restricted Stock Units, or Performance Awards made under this Plan.

(c) “Award Agreement” means, with respect to any particular Award, the written document that sets forth the terms of that particular Award.

(d) “Board” means the Board of Directors of the Company, as constituted from time to time; provided, however, that if the Board appoints a Committee to perform some or all of the Board’s administrative functions hereunder pursuant to Section 2, references in the Plan to the “Board” will be deemed to also refer to that Committee in connection with administrative matters to be performed by that Committee.

(e) “Cause” means (i) conviction of, or the entry of a plea of guilty or no contest to, a felony or any other crime that causes the Company or its Affiliates public disgrace or disrepute, or adversely affects the Company’s or its Affiliates’ operations or financial performance or the relationship the Company has with its Affiliates, (ii) gross negligence or willful misconduct with respect to the Company or any of its Affiliates, including, without limitation fraud, embezzlement, theft or proven dishonesty in the course of his employment; (iii) alcohol abuse or use of controlled drugs other than in accordance with a physician’s prescription; (iv) refusal, failure or inability to perform any material obligation or fulfill any duty (other than any duty or obligation of the type described in clause (vi) below) to the Company or any of its Affiliates (other than due to a Disability), which failure, refusal or inability is not cured within 10 days after delivery of notice thereof; (v) material breach of any agreement with or duty owed to the Company or any of its Affiliates; or (vi) any breach of any obligation or duty to the Company or any of its Affiliates (whether arising by statute, common law, contract or otherwise) relating to confidentiality, noncompetition, nonsolicitation or proprietary rights. Notwithstanding the foregoing, if a Participant and the Company (or any of its Affiliates) have entered into an employment agreement, consulting agreement or other similar agreement that specifically defines “cause,” then with respect to such Participant, “Cause” shall have the meaning defined in that employment agreement, consulting agreement or other agreement.

(f) “Change in Control” means the occurrence of any of the following, in one transaction or a series of related transactions:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becoming a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the Company’s then outstanding securities, and such person owns more aggregate voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors than any other person; provided that a Change in Control shall not be deemed to occur as a result of (A) a change in ownership resulting from the death of a shareholder, (B) a transaction or a series of related transactions in which the Company is the seller of securities of the Company to the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), or (C) a transaction or a series of related transactions in which the purchaser of the securities of the Company is an employee benefit plan maintained by the Company; or

(ii) the consummation of (x) the merger or consolidation of the Company with another corporation where the shareholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to 50% or more of all votes to which all shareholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote), (y) the sale or other disposition of all or substantially all of the assets of the Company, or (z) a liquidation or dissolution of the Company;

(g) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

(h) “Committee” means a committee appointed by the Board in accordance with Section 2 of the Plan.

(i) “Covered Employee” means any employee of the Company if (i) as of the close of the taxable year, such employee is the chief executive officer of the Company or is an individual acting in such capacity, or (ii) the total compensation of such employee for the taxable year is required to be reported to shareholders under the Exchange Act by reason of such employee being among the 4 highest compensated officers for the taxable year (other than the chief executive officer).

(j) “Director” means a member of the Board.

(k) “Disability” means a condition rendering a Participant Disabled.

(l) “Disabled” will have the same meaning as set forth in Section 22(e)(3) of the Code.

(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n) “Fair Market Value” means, as of any date: (i) if the Shares are not then publicly traded, the value of such Shares on that date, as determined by the Board in its sole and absolute discretion; or (ii) if the Shares are publicly traded, the closing price for a Share on the principal national securities exchange on which the Shares are listed or admitted to trading or, if the Shares are not listed or admitted to trading on any national securities exchange, but are traded in the over-the-counter market, the closing sale price of a Share or, if no sale is publicly reported, the average of the closing bid and asked quotations for a Share, as reported by The Nasdaq Stock Market, Inc. (“Nasdaq”) or any comparable system or, if the Common Stock is not listed on Nasdaq or a comparable system, the closing sale price of a Share or, if no sale is publicly reported, the average of the closing bid and asked prices, as furnished by two members of the National Association of Securities Dealers, Inc. who make a market in the Common Stock selected from time to time by the Company for that purpose.

(o) “Incentive Stock Option” means any Option intended to be an “Incentive Stock Option” within the meaning of Section 422 of the Code.

(p) “Non-Employee Director” will have the meaning set forth in Rule 16b-3(b)(3)(i) promulgated by the Securities and Exchange Commission under the Exchange Act, or any successor definition adopted by the Securities and Exchange Commission; provided, however, that the Board or the Committee may, to the extent that it deems necessary to comply with Section 162(m) of the Code or regulations thereunder, require that each “Non-Employee Director” also be an “outside director” as that term is defined in regulations under Section 162(m) of the Code.

(q) “Non-Qualified Stock Option” means any Option that is not an Incentive Stock Option.

(r) “Option” means any option to purchase Shares (including Restricted Stock, if the Board so determines) granted pursuant to Section 5 hereof.

(s) “Parent” means, in respect of the Company, a “parent corporation” as defined in Sections 424(e) of the Code

(t) “Participant” means an employee, consultant, Director, or other service provider of or to the Company or any of its respective Affiliates to whom an Award is granted.

(u) “Performance Award” means any award granted pursuant to Section 9 hereof.

(v) “Performance Factors” means the factors selected by the Board from time to time, including, but not limited to, the following measures to determine whether the performance goals established by the Plan Administrator and applicable to Performance Awards have been satisfied: revenue; net revenue; revenue growth; net revenue growth; earnings before interest, taxes, depreciation and amortization (“EBITDA”); funds from operations; funds from operations per share; operating income (loss); operating income growth; operating cash flow; net income; net income growth; pre- or after-tax income (loss); cash available for distribution; cash available for distribution per share; cash and/or cash equivalents available for operations; net earnings (loss); earnings (loss) per share; earnings per share growth; return on equity; return on assets; share price performance; total shareholder return; total shareholder return growth; economic value added; improvement in cash-flow; and confidential business unit objectives.

(w) “Person” means an individual, partnership, corporation, limited liability company, trust, joint venture, unincorporated association, or other entity or association.

(x) “Restricted Stock” means Shares that are subject to restrictions pursuant to Section 7 hereof.

(y) “Restricted Stock Unit” means a right granted under and subject to restrictions pursuant to Section 9 hereof.

(z) “Shares” means shares of the Company’s common stock, par value $.01, subject to substitution or adjustment as provided in Section 3(c) hereof.

(aa) “Subsidiary” means, in respect of the Company, a subsidiary company as defined in Sections 424(f) and (g) of the Code.

SECTION 2. Administration. The Plan will be administered by the Board; provided, however, that the Board may at any time appoint a Committee to perform some or all of the Board’s administrative functions hereunder; and provided further, that the authority of any Committee appointed pursuant to this Section 2 will be subject to such terms and conditions as the Board may prescribe and will be coextensive with, and not in lieu of, the authority of the Board hereunder.

Subject to the requirements of the Company’s by-laws and certificate of incorporation any other agreement that governs the appointment of Board committees, any Committee established under this Section 2 will be composed of not fewer than two members, each of whom will serve for such period of time as the Board determines; provided, however, that if the Company has a class of securities required to be registered under Section 12 of the Exchange Act, all members of any Committee established pursuant to this Section 2 will be Non-Employee Directors. From time to time the Board may increase the size of the Committee and appoint additional members thereto, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies however caused, or remove all members of the Committee and thereafter directly administer the Plan.

Directors who are eligible for Awards or have received Awards may vote on any matters affecting the administration of the Plan or the grant of Awards, except that no such member will act upon the grant of an Award to himself or herself, but any such member may be counted in determining the existence of a quorum at any meeting of the Board during which action is taken with respect to the grant of Awards to himself or herself.

The Board will have full authority to grant Awards under this Plan and determine the terms of such Awards. Such authority will include the right to:

(a) select the persons to whom Awards are granted (consistent with the eligibility conditions set forth in Section 4);

(b) determine the type of Award to be granted;

(c) determine the number of Shares, if any, to be covered by each Award;

(d) establish the terms and conditions of each Award Agreement;

(e) determine whether and under what circumstances an Option may be exercised without a payment of cash under Section 5(d);

(f) select the Performance Factors used to determine whether the performance goals established by the Board and applicable to Performance Awards have been satisfied; and

(g) determine whether, to what extent and under what circumstances Shares and other amounts payable with respect to an Award may be deferred either automatically or at the election of the Participant.

The Board will have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it, from time to time, deems advisable; to establish the terms and form of each Award Agreement; to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any Award Agreement); and to otherwise supervise the administration of the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award Agreement in the manner and to the extent it deems necessary to carry out the intent of the Plan.

All decisions made by the Board pursuant to the provisions of the Plan will be final and binding on all persons, including the Company and Participants. No Director will be liable for any good faith determination, act or omission in connection with the Plan or any Award.

SECTION 3. Shares Subject to the Plan.

(a) Shares Subject to the Plan. The Shares to be subject to or related to Awards under the Plan will be authorized and unissued Shares of the Company, whether or not previously issued and subsequently acquired by the Company. The maximum number of Shares that may be issued in respect of Awards under the Plan is 2,500,000. The Company will reserve for the purposes of the Plan, out of its authorized and unissued Shares, such number of Shares. Notwithstanding the foregoing, no individual may granted Options with respect to more than 500,000 Shares in any calendar year. In addition, notwithstanding the foregoing, no more than 500,000 Shares from the maximum number of Shares that may be issued in respect of Awards under the Plan may be issued pursuant Sections 7, 8 and 9 of the Plan.

(b) Effect of the Expiration or Termination of Awards. If and to the extent that an Option expires, terminates or is canceled or forfeited for any reason without having been exercised in full, the Shares associated with that Option will again become available for grant under the Plan. Similarly, if and to the extent an Award of Restricted Stock, Restricted Stock Unit or any Performance Award is canceled, forfeited or repurchased for any reason, the Shares subject to that Award will again become available for grant under the Plan. In addition, if any Share is withheld pursuant to Section 11(e) in settlement of a tax withholding obligation associated with an Award, that Share will again become available for grant under the Plan. Finally, if any Share is received in satisfaction of the exercise price payable upon exercise of an Option, that Share will become available for grant under the Plan.

(c) Other Adjustment. In the event of any recapitalization, stock split or combination, stock dividend or other similar event or transaction affecting the Shares, equitable substitutions or adjustments may be made by the Board, in its sole and absolute discretion: (i) to the aggregate number, class and/or issuer of the securities reserved for issuance under the Plan; (ii) to the number, class and/or issuer of Shares subject to outstanding Options; (iii) to the exercise price of outstanding Options; (iv) to the number, class and/or issuer of Restricted Stock and the number of Restricted Stock Units outstanding under the Plan; and (v) to the number, class and/or issuer of Shares subject to outstanding Performance Awards.

(d) Change in Control. Notwithstanding anything to the contrary set forth in the Plan, upon or in anticipation of any Change in Control of the Company or any of its Affiliates, the Board may, in its sole and absolute discretion and without the need for the consent of any Participant, take one or more of the following actions contingent upon the occurrence of that Change in Control: (i) cause any or all outstanding Options to become vested and/or immediately exercisable, in whole or in part; (ii) accelerate the expiration date of any option, provided that the Participant is given notice of such acceleration and a period in which to exercise any vested and exercisable Option prior to the accelerated expiration date; (iii) cause any or all outstanding Restricted Stock, Restricted Stock Units or Performance Awards to become non-forfeitable, in whole or in part; (iv) cancel any Option in exchange for a substitute option in a manner consistent with the requirements of Treas. Reg. §1.424-1(a) or any successor regulation adopted by the Treasury Department (notwithstanding the fact that the original Option may never have been intended to satisfy the requirements for treatment as an Incentive Stock Option); (v) cancel any Restricted Stock, Restricted Stock Units or Performance Award in exchange for restricted stock, restricted stock units or performance award in respect of the capital stock of any successor corporation or its parent; (vi) cancel any Option in exchange for cash and/or other substitute consideration with a value equal to (A) the number of Shares subject to that Option , multiplied by (B) the amount, if any, by which the Fair Market Value per Share on the date of the Change in Control exceeds the exercise price of that Option; provided, that if the Fair Market Value per Share on the date of the Change in Control does not exceed the exercise price of any such Option, the Board may cancel that Option without any payment of consideration therefor; or (vii) cancel any Restricted Stock Unit in exchange for cash and/or other substitute consideration with a value equal to the Fair Market Value per Share on the date of the Change in Control. In the discretion of the Board, any cash or substitute consideration payable upon cancellation of an Award may be subjected to vesting terms substantially identical to those that applied to the cancelled Award immediately prior to the Change in Control.

SECTION 4. Eligibility. Employees, Directors, consultants, and other individuals who provide services to the Company or its Affiliates are eligible to be granted Awards under the Plan; provided, however, that only employees of the Company, its Parent or a Subsidiary are eligible to be granted Incentive Stock Options.

SECTION 5. Options. Options granted under the Plan may be of two types: (i) Incentive Stock Options or (ii) Non-Qualified Stock Options. Any Option granted under the Plan will be in such form as the Board may at the time of such grant approve. Without limiting the generality of 0 3(a), any or all of the Shares reserved for issuance under Section 3(a) may be issued in respect of Incentive Stock Options.

The Award Agreement evidencing any Option will incorporate the following terms and conditions and will contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Board deems appropriate in its sole and absolute discretion:

(a) Option Price. The exercise price per Share purchasable under any Option will be determined by the Board and will not be less than 100% of the Fair Market Value per Share on the date of the grant. However, any Incentive Stock Option granted to any Participant who, at the time the Option is granted, owns more than 10% of the voting power of all classes of shares of the Company, its Parent or a Subsidiary will have an exercise price per Share of not less than 110% of Fair Market Value per Share on the date of the grant. Notwithstanding any provision in the Plan to the contrary, no Option may be re-priced without shareholder approval.

(b) Option Term. The term of each Option will be fixed by the Board, but no Option will be exercisable more than 10 years after the date the Option is granted; provided that an Option granted to any Participant whose principal place of employment is outside the United States of America may be exercisable for more than 10 years after the date the Option is granted, as determined by the Board. However, any Incentive Stock Option granted to any Participant who, at the time such Option is granted, owns more than 10% of the voting power of all classes of shares of the Company, its Parent or a Subsidiary may not have a term of more than five years. No Option may be exercised by any person after expiration of the term of the Option.

(c) Exercisability. Options will vest and be exercisable at such time or times and subject to such terms and conditions as determined by the Board at the time of grant. Notwithstanding anything in the Plan to the contrary, the grant of any Option to a Covered Employee under the Plan shall be established in conformity with Section 162(m) of the Code and Treas. Reg. 1-162.27(e)(2)(vi) or any successor regulation adopted by the Treasury Department.

(d) Method of Exercise. Subject to the exercisability provisions of Section 5(c) and the termination provisions set forth in Section 6 and the applicable Award Agreement, Options may be exercised in whole or in part at any time and from time to time during the term of the Option, by the delivery of written notice of exercise by the Participant to the Company specifying the number of Shares to be purchased. Such notice will be accompanied by payment in full of the purchase price, either by certified or bank check, or such other means as the Board may accept. As determined by the Board, in its sole discretion, at or after grant, payment in full or in part of the exercise price of an Option may be made in the form of previously acquired Shares based on the Fair Market Value of the Shares on the date the Option is exercised;

provided, however, that, in the case of an Incentive Stock Option, the right to make a payment in the form of previously acquired Shares may be authorized only at the time the Option is granted.

No Shares will be issued upon exercise of an Option until full payment therefor has been made, including, without limitation, the amount of any applicable withholding tax. A Participant will not have the right to distributions or dividends or any other rights of a stockholder with respect to Shares subject to the Option until the Participant has given written notice of exercise, has paid in full for such Shares, if requested, has given the representation described in Section 11(a) hereof and fulfills such other conditions as may be set forth in the applicable Award Agreement.

(e) Incentive Stock Option Limitations. In the case of an Incentive Stock Option, the aggregate Fair Market Value (determined as of the time of grant) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year under the Plan and/or any other plan of the Company, its Parent or any Subsidiary will not exceed $100,000. For purposes of applying the foregoing limitation, Incentive Stock Options will be taken into account in the order granted. To the extent any Option does not meet such limitation, that Option will be treated for all purposes as a Non-Qualified Stock Option.

(f) Termination of Service. Unless otherwise specified in the applicable Award Agreement, Options will be subject to the terms of Section 6 with respect to exercise upon or following termination of employment or other service.

(g) Transferability of Options. Except as may otherwise be specifically determined by the Board with respect to a particular Option: (i) no Option will be transferable by the Participant other than by will or by the laws of descent and distribution, and (ii) during the Participant’s lifetime, an Option will be exercisable only by the Participant (or, in the event of the Participant’s Disability, by his personal representative).

SECTION 6. Termination of Service. Unless otherwise specified with respect to a particular Option in the applicable Award Agreement, all Options granted hereunder will remain exercisable after termination of service only to the extent specified in this Section 6.

(a) Termination by Reason of Death. If a Participant’s service with the Company or any Affiliate terminates by reason of death, any Option held by such Participant may thereafter be exercised, to the extent then exercisable or on such accelerated basis as the Board may determine at or after grant, by the legal representative of the estate or by the legatee of the Participant under the will of the Participant, for a period expiring (i) at such time as may be specified by the Board at or after grant, or (ii) if not specified by the Board, then 12 months from the date of death, or (iii) if sooner than the applicable period specified under (i) or (ii) above, upon the expiration of the stated term of such Option.

(b) Termination by Reason of Disability. If a Participant’s service with the Company or any Affiliate terminates by reason of Disability, any Option held by such Participant may thereafter be exercised by the Participant or his personal representative, to the extent it was exercisable at the time of termination, or on such accelerated basis as the Board may determine at or after grant, for a period expiring (i) at such time as may be specified by the Board at or after grant, or (ii) if not specified by the Board, then 12 months from the date of termination of service, or (iii) if sooner than the applicable period specified under (i) or (ii) above, upon the expiration of the stated term of such Option.

(c) Cause. If a Participant’s service with the Company or any Affiliate is terminated for Cause: (i) any Option not already exercised will be immediately and automatically forfeited as of the date of such termination, and (ii) any Shares for which the Company has not yet delivered share certificates will be immediately and automatically forfeited and the Company will refund to the Participant the Option exercise price paid for such Shares, if any.

(d) Other Termination. If a Participant’s service with the Company or any Affiliate terminates for any reason other than death, Disability or Cause, any Option held by such Participant may thereafter be exercised by the Participant, to the extent it was exercisable at the time of such termination, or on such accelerated basis as the Board may determine at or after grant, for a period expiring (i) at such time as may be specified by the Board at or after grant, or (ii) if not specified by the Board, then 90 days from the date of termination of service, or (iii) if sooner than the applicable period specified under (i) or (ii) above, upon the expiration of the stated term of such Option.

SECTION 7. Restricted Stock.

(a) Issuance. Restricted Stock may be issued either alone or in conjunction with other Awards. The Board will determine the time or times within which Restricted Stock may be subject to forfeiture, and all other conditions of such Awards.

(b) Awards. The Award Agreement evidencing the grant of any Restricted Stock will contain such terms and conditions, not inconsistent with the terms of the Plan, as the Board deems appropriate in its sole and absolute discretion. The prospective recipient of an Award of Restricted Stock will not have any rights with respect to such Award, unless and until such recipient has delivered to the Company an executed Award Agreement and has otherwise complied with the applicable terms and conditions of such Award. The purchase price for Restricted Stock may, but need not, be zero.

(c) Certificates. A share certificate will be issued in connection with each Award of Restricted Stock. Such certificate will be registered in the name of the Participant receiving the Award, and will bear the following legend and/or any other legend required by this Plan, the Award Agreement or by applicable law:

THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS OF THE ANTARES PHARMA, INC. 2006 EQUITY INCENTIVE PLAN AND AN AWARD AGREEMENT ENTERED INTO BETWEEN [THE PARTICIPANT] AND ANTARES PHARMA, INC. (WHICH TERMS AND CONDITIONS MAY INCLUDE, WITHOUT LIMITATION, CERTAIN TRANSFER RESTRICTIONS, REPURCHASE RIGHTS AND FORFEITURE CONDITIONS). COPIES OF THAT PLAN AND AGREEMENT ARE ON FILE IN THE PRINCIPAL OFFICES OF ANTARES PHARMA, INC. AND WILL BE MADE AVAILABLE TO THE HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON REQUEST TO THE SECRETARY OF THE COMPANY.

Share certificates evidencing Restricted Stock will be held in custody by the Company or in escrow by an escrow agent until the restrictions thereon have lapsed. As a condition to any Award of Restricted Stock, the Participant may be required to deliver to the Company a share power, endorsed in blank, relating to the Shares covered by such Award.

(d) Restrictions and Conditions. The Award Agreement evidencing the grant of any Restricted Stock will incorporate the following terms and conditions and such additional terms and conditions, not inconsistent with the terms of the Plan, as the Board deems appropriate in its sole and absolute discretion:

(i) During a period commencing with the date of an Award of Restricted Stock and ending at such time or times as specified by the Board (the “Restriction Period”), the Participant will not be permitted to sell, transfer, pledge, assign or otherwise encumber Restricted Stock awarded under the Plan. The Board may condition the lapse of restrictions on Restricted Stock upon the continued employment or service of the recipient, the attainment of specified individual or corporate performance goals, or such other factors as the Board may determine, in its sole and absolute discretion.

(ii) Except as provided in this paragraph (ii) or the applicable Award Agreement, once the Participant has been issued a certificate or certificates for Restricted Stock, the Participant will have, with respect to the Restricted Stock, all of the rights of a stockholder of the Company, including the right to vote the Shares, and the right to receive any cash distributions or dividends. The Board, in its sole discretion, may require cash distributions or dividends to be subjected to the same Restriction Period as is applicable to the Restricted Stock with respect to which such amounts are paid, or, if the Board so determines, reinvested in additional Restricted Stock to the extent Shares are available under Section 3(a) of the Plan. Any distributions or dividends paid in the form of securities with respect to Restricted Stock will be subject to the same terms and conditions as the Restricted Stock with respect to which they were paid, including, without limitation, the same Restriction Period.

(iii) Subject to the provisions of the applicable Award Agreement, if a Participant’s service with the Company and it Affiliates terminates prior to the expiration of the applicable Restriction Period, the Participant’s Restricted Stock that then remains subject to forfeiture will then be forfeited automatically.

(iv) If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock subject to such Restriction Period (or if and when the restrictions applicable to Restricted Stock are removed pursuant to Section 3(d) or otherwise), the certificates for such Shares will be replaced with new certificates, without the restrictive legends described in Section 7(c) applicable to such lapsed restrictions, and such new certificates will be delivered to the Participant, the Participant’s representative (if the Participant has suffered a Disability), or the Participant’s estate or heir (if the Participant has died).

SECTION 8. Restricted Stock Units. Subject to the other terms of the Plan, the Board may grant Restricted Stock Units to eligible individuals and may impose conditions on such units as it may deem appropriate. Each Restricted Stock Unit shall be evidenced by an Award Agreement in the form that is approved by the Board and that is not inconsistent with the terms and conditions of the Plan. Each Restricted Stock Unit will represent a right to receive from the Company, upon fulfillment of any applicable conditions, an amount equal to the Fair Market Value (at the time of the distribution) of one Share. Distributions may be made in cash and/or Shares. All other terms governing Restricted Stock Units, such as vesting, time and form of payment and termination of units shall be set forth in the applicable Award Agreement.

SECTION 9. Performance Awards.

(a) Awards and Award Periods. The Board may grant Awards to any person eligible to participate in the Plan in accordance with Section 4, representing the right to receive a payment contingent upon the extent to which certain predetermined performance targets have been met during an Award Period (a “Performance Award”). Each Performance Award shall have an Award Period that is a minimum of 1 year from the date of grant; provided, however, that (i) the award may become non-forfeitable according to the terms of the applicable Award Agreement during the 1-year (or longer) Award Period in installments as a result of the Participant’s continued employment with the Company or other basis and (ii) the Board may set forth in the applicable Award Agreement provisions that allow for payment of some or all of the Award prior to the end of the applicable Award Period in circumstances that, to the extent necessary, comply with the conditions in Section 409A of the Code to avoid the tax and related interest for non-compliance set forth in such Section. For purposes of this Section 9, an “Award Period” means the period during which all or a portion of an Award shall be forfeitable by the Participant, as set forth in the applicable Award Agreement. The Board, in its discretion and under such terms as it deems appropriate, may permit newly eligible individuals, such as those who are promoted or newly hired, to receive Performance Awards after an Award Period has commenced.

(b) Performance Targets. The performance targets may include such goals related to the performance of the Company or, where relevant, any parent or subsidiary and/or the performance of the Participant, as may be established by the Board in its discretion. In the case of Performance Awards to “covered employees” (as defined in Section 162(m) of the Code), the Board shall cause to be set forth in the applicable Award Agreement one or more of the Performance Factors (defined in Section 1(u), above) that will be used to measure performance, and the specific performance goals applicable to each Performance Factor so selected. The performance targets established by the Board may vary for different Award Periods and need not be the same for each Participant receiving a Performance Award in an Award Period. Except to the extent inconsistent with the performance-based compensation exception under Section 162(m) of the Code, in the case of Performance Awards granted to employees to whom such section is applicable, the Board in its discretion but only under extraordinary circumstances as determined by the Board, may change any prior determination of performance targets for any Award Period at any time prior to the final determination of the Award when events or transactions occur to cause the performance targets to be an inappropriate measure of achievement.

(c) Earning Performance Awards. The Board, at or as soon as practicable after the date of grant, shall prescribe, and set forth in the applicable Award Agreement, a formula to determine the percentage of the Performance Award to be earned based upon the degree of attainment of the applicable performance targets.

(d) Payment of Earned Performance Awards. Payments of earned Performance Awards shall be made in cash, Shares, or a combination of cash and Shares, in the discretion of the Board. The Board, in its sole discretion, may define and set forth in the applicable Award agreement such terms and conditions with respect to the payment of earned Performance Awards as it may deem desirable.

(e) Termination of Employment or Other Relationship With Company. In the event of a termination of the Participant’s employment with or performance of services for the Company or its Affiliates, the Participant’s Performance Awards shall be forfeited; provided, however, that the Board may set forth in the applicable Award Agreement provisions that allow for payment of some or all of the Performance Award prior to the end of the applicable performance period in circumstances that, to the extent necessary, comply with the conditions in Section 409A of the Code to avoid the tax and related interest for non-compliance set forth in such Section.

SECTION 10. Amendments and Termination. The Board may amend, alter or discontinue the Plan at any time. However, except as otherwise provided in Section 3, no amendment, alteration or discontinuation will be made which would impair the rights of a Participant with respect to an Award without that Participant’s consent or which, without the approval of such amendment within 365 days of its adoption by the Board by the Company’s stockholders in a manner consistent with Treas. Reg. § 1.422-3, would: (i) increase the total number of Shares reserved for issuance hereunder, or (ii) change the persons or class of persons eligible to receive Awards.

SECTION 11. General Provisions.

(a) The Board may require each Participant to represent to and agree with the Company in writing that the Participant is acquiring securities of the Company for investment purposes and without a view to distribution thereof and as to such other matters as the Board believes are appropriate. The certificate evidencing any Award and any securities issued pursuant thereto may include any legend which the Board deems appropriate to reflect any restrictions on transfer and compliance with applicable securities laws.

(b) All certificates for Shares or other securities delivered under the Plan will be subject to such share-transfer orders and other restrictions as the Board may deem advisable under the rules, regulations and other requirements of the Securities Act of 1933, as amended, the Exchange Act, any stock exchange upon which the Shares are then listed, and any other applicable federal or state securities law, and the Board may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(c) Nothing contained in the Plan will prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required.

(d) Neither the adoption of the Plan nor the execution of any document in connection with the Plan will: (i) confer upon any employee of the Company or an Affiliate any right to continued employment or engagement with the Company or such Affiliate, or (ii) interfere in any way with the right of the Company or such Affiliate to terminate the employment of any of its employees at any time.

(e) No later than the date as of which an amount first becomes includible in the gross income of the Participant for federal income tax purposes with respect to any Award under the Plan, the Participant will pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state or local taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Board, the minimum required withholding obligations may be settled with Shares, including Shares that are part of the Award that gives rise to the withholding requirement. The obligations of the Company under the Plan will be conditioned on such payment or arrangements and the Company will have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

SECTION 12. Effective Date of Plan. Subject to the approval of the Plan by the Company’s stockholders within 12 months of the Plan’s adoption by the Board, the Plan will become effective on the date that it is adopted by the Board.

SECTION 13. Term of Plan. The Plan will continue in effect until terminated in accordance with Section 8; provided, however, that no Incentive Stock Option will be granted hereunder on or after the 10th anniversary of the date of stockholder approval of the Plan (or, if the stockholders approve an amendment that increases the number of shares subject to the Plan, the 10th anniversary of the date of such approval); but provided further, that Incentive Stock Options granted prior to such 10th anniversary may extend beyond that date.

SECTION 14. Invalid Provisions. In the event that any provision of this Plan is found to be invalid or otherwise unenforceable under any applicable law, such invalidity or unenforceability will not be construed as rendering any other provisions contained herein as invalid or unenforceable, and all such other provisions will be given full force and effect to the same extent as though the invalid or unenforceable provision was not contained herein.

SECTION 15. Governing Law. The Plan and all Awards granted hereunder will be governed by and construed in accordance with the laws and judicial decisions of the State of Delaware, without regard to the application of the principles of conflicts of laws.

SECTION 16. Board Action. Notwithstanding anything to the contrary set forth in the Plan, any and all actions of the Board or Committee, as the case may be, taken under or in connection with the Plan and any agreements, instruments, documents, certificates or other writings entered into, executed, granted, issued and/or delivered pursuant to the terms hereof, will be subject to and limited by any and all votes, consents, approvals, waivers or other actions of all or certain stockholders of the Company or other persons required by:

(a) the Company’s Certificate of Incorporation (as the same may be amended and/or restated from time to time);

(b) the Company’s Bylaws (as the same may be amended and/or restated from time to time); and

(c) any other agreement, instrument, document or writing now or hereafter existing, between or among the Company and its stockholders or other persons (as the same may be amended from time to time).

SECTION 17. Notices. Any notice to be given to the Company pursuant to the provisions of this Plan must be given in writing and addressed, if to the Company, to its principal executive office to the attention of its Chief Financial Officer (or such other person as the Company may designate in writing from time to time), and, if to a Participant, to the address contained in the Company’s personnel files, or at such other address as that Participant may hereafter designate in writing to the Company. Any such notice will be deemed duly given: if delivered personally or via recognized overnight delivery service, on the date and at the time so delivered; if sent via telecopier or email, on the date and at the time telecopied or emailed with confirmation of delivery; or, if mailed, five (5) days after the date of mailing by registered or certified mail.

ADOPTION AND APPROVAL OF PLAN

Date Plan adopted by Board: January 25, 2006

Date Plan approved by Stockholders:

Effective Date of Plan:

ANTARES PHARMA, INC.

707 Eagleview Boulevard, Suite 414

Exton, PA 19341

ANNUAL MEETING OF SHAREHOLDERS

May 4, 2006

10:00 a.m. ET

The Cornell Club

Fall Creek Room

6 East 44th Street

New York, NY 10017

Phone: 212-986-0300

www.cornellclubnyc.com

Antares Pharma, Inc. 707 Eagleview Boulevard, Suite 414 Exton, PA 19341	proxy

Annual Meeting of Shareholders to be held on May 4, 2006.

This Proxy is solicited on behalf of the Board of Directors.

Please mark, sign, date and return in the enclosed envelope.

By signing the proxy, you revoke all prior proxies and appoint JACK E. STOVER and ROBERT F. APPLE, or either one of them, as Proxies, each with the power to appoint his substitute and to act without the other, and authorize each of them to represent and to vote, as designated herein, all shares of common stock of Antares Pharma, Inc., held of record by the undersigned on March 17, 2006, at the Annual Meeting of Shareholders of the Company to be held on May 4, 2006, or any adjournment thereof.

See reverse for voting instructions.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE PROPOSALS SET FORTH BELOW AND THE PROXIES WILL BE AUTHORIZED TO VOTE IN THEIR DISCRETION WITH RESPECT TO OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

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The Board of Directors recommends that you vote “FOR” the proposals below.

1. To elect two members to the Company’s Board of Directors for a term of three years. 01 Anton Gueth 02 Jack E. Stover	☐ Vote FOR the nominee	☐ Vote WITHHELD from the nominee

2. To adopt the 2006 Equity Incentive Plan and funding of such plan with 2,500,000 available shares.	☐ For	☐ Against	☐ Abstain

3. To ratify and approve the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2006.	☐ For	☐ Against	☐ Abstain

4. To transact other business that may properly come before the meeting.	☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS 1, 2 AND 3. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION WITH RESPECT TO OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

Address Change? Mark Box ☐ Indicate changes below:	Date , 2006

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.